UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 26, 2005

NIC INC.

(Exact name of registrant as specified in its charter)

Colorado	000-26621	52-2077581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10540 South Ridgeview Road

Olathe, Kansas 66061

(Address of principal executive offices, including zip code)

(877) 234-3468

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 26, 2005, the Board of Directors of NIC Inc. (the “Company”) approved the acceleration of vesting of all unvested options to purchase common stock of the Company that had an exercise price that was greater than the market price on that date.  The closing price of the Company’s common stock on the Nasdaq National Market on October 26, 2005 was $5.63 per share.  As a condition of the acceleration and to prevent unintended personal benefit, the Company’s Directors, executive officers and employees must refrain from selling common stock acquired upon the exercise of accelerated options until the original vesting date or, if earlier, termination of employment with or service to the Company.  All other terms and conditions applicable to such options, including exercise prices, remain unchanged.  This action resulted in the accelerated vesting of options to purchase 163,873 shares of common stock of the Company, or approximately six percent of the total of all outstanding Company options. Of this amount, 142,500 options had been granted to the following Directors and named executive officers of the Company:

•                  Jeffery S. Fraser, Chief Executive Officer and Chairman of the Board - 15,000 options with an exercise price of $7.67 per share granted on November 10, 2003

•                  Daniel J. Evans, Director – 37,500 options with an exercise price of $6.97 per share granted on November 10, 2003

•                  Pete Wilson, Director – 37,500 options with an exercise price of $6.97 per share granted on November 10, 2003

•                  John L. Bunce, Jr., Director – 37,500 options with an exercise price of $6.97 per share granted on November 10, 2003

•                  Ross C. Hartley, Director – 15,000 options with an exercise price of 6.97 per share granted on November 10, 2003

The Company accelerated the vesting of these options because it believed it was in the best interest of its shareholders to reduce future compensation expense that the Company would otherwise be required to report in its statement of income upon adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R (revised 2004), “Share–Based Payment,” in the first quarter of 2006.  Further, because the options have exercise prices in excess of the current market price, they are viewed to have limited economic value and are not fully achieving their objective of incentive compensation and retention.  Currently, the Company accounts for stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and provides pro forma footnote disclosure of the compensation expense associated with stock options as if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” As a result of the vesting acceleration, the Company estimates that approximately $0.5 million in aggregate future expense will be eliminated over the next three fiscal years.  The vesting acceleration will not result in compensation expense in the Company’s statement of income, but will be reflected in its footnotes as an approximate $0.5 million pre-tax charge to pro forma earnings in the fourth quarter of 2005.

The Company believes that equity-based compensation, like stock options, will continue to play an important role in supporting employee retention and providing individuals with long-term incentives to meet Company goals.  The Company will consider granting additional stock options to Directors and employees in the future with exercise prices equal to then current market prices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIC Inc.

Date: October 31, 2005	/s/ Stephen M. Kovzan
Stephen M. Kovzan
Vice President, Financial Operations
Chief Accounting Officer